Execution Copy

AGENCY AGREEMENT

December 30, 2002

Kirkland Lake Gold Inc.
Macassa Mine
Kirkland Lake, Ontario
P2N 3J7

Dear Sirs:

The undersigned, Octagon Capital Corporation and Fahnestock Canada Inc. (the “Agents”), understand that Kirkland Lake Gold Inc. (the “Company”) proposes to issue and sell up to 2,625,000 common shares (individually a "Common Share" and collectively the “Common Shares”) in the capital of the Company subject to the terms and conditions set out below.

Upon and subject to the terms and conditions set forth herein, each of the Agents hereby agrees to act, and upon acceptance hereof, the Company hereby appoints the Agents, as the Company’s exclusive agents to offer for sale by way of private placement on a “best efforts” basis and without underwriter liability, up to 2,625,000 Common Shares at a price of $1.80 per Common Share for aggregate gross proceeds to the Company of $4,725,000 (the “Offering”).

In consideration of the services to be rendered by the Agents in connection with the Offering, the Company shall pay to the Agents at Closing (as hereinafter defined) a cash commission equal to 8% of the gross proceeds realized by the Company in respect of the Offering (the “Commission”). As additional consideration for services rendered, the Company shall grant to the Agents Compensation Warrants (as hereinafter defined), which shall be exercisable to acquire that number of Warrant Shares (as hereinafter defined) that is equal to 15% of the number of Common Shares sold pursuant to the Offering at a price of $2.05 per Warrant Share for a period of 18 months following the Closing Date (as hereinafter defined). The obligation of the Company to pay the Commission and issue the Compensation Warrants to the Agents shall arise at the Closing Time (as hereinafter defined) and the Commission shall be fully earned by the Agents at that time.

The Agents may form and manage a group of Canadian investment dealers (the “Dealers”) to offer the Common Shares for sale, provided that each of the Dealers is duly registered in accordance with applicable Canadian Securities Laws and any fees paid or to be paid to the Dealers other than the Agents shall be for the account of and paid by the Agents. Notwithstanding the foregoing, in the event any of the Purchasers (as hereinafter defined) are resident in a jurisdiction outside of Canada, the Agents may include as a Dealer in respect of such sale, a registrant from such applicable jurisdiction duly registered in accordance with applicable securities laws as an investment dealer (or the equivalent thereof) in such jurisdiction.

DEFINITIONS

In this Agreement, in addition to the terms defined above, the following terms shall have the following meanings:

“AIF” means the Company’s First Amendment to Form 20-F dated December 20, 2002 for the year ended April 30, 2002 and filed as its ‘current AIF’, as defined in and pursuant to Rule 45-102 (as hereinafter defined);

“Agreement” means the agreement resulting from the acceptance by the Company of the offer made hereby, on the terms and conditions outlined herein, as the same may from time to time be amended, restated, or supplemented;

“Business Day” means a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Canada;

“Canadian Securities Laws” means all applicable securities laws in each of the Selling Jurisdictions and the respective rules and regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of and written interpretations of, and multilateral or national instruments adopted by, the Securities Regulators in such provinces, all as amended;

“Closing” means the closing on the Closing Date of the transaction of purchase and sale in respect of the Common Shares as contemplated by this Agreement and the Subscription Agreements;

“Closing Date” means December 30, 2002 or such other date or dates as the Agents and the Company shall agree;

“Closing Time” means 12:00 noon (Toronto time) on the Closing Date or such other time on the Closing Date as the Company and the Agents may agree;

“Common Share” means a common share in the capital of the Company;

“Company’s Auditors” means PricewaterhouseCoopers LLP, Chartered Accountants, or such other firm of chartered accountants as the Company may have appointed or may from time to time appoint as auditors of the Company;

“Compensation Warrants” shall have the meaning ascribed thereto in paragraph 12;

“Kirkland Lake Properties” means the Macassa, Wright-Hargreaves, Lake Shore, Teck-Hughes and Kirkland Lake Gold properties, as described in the AIF;

“misrepresentation”, “material fact”, “material change”, “subsidiary”, “affiliate”, “associate”, and “distribution” have the respective meanings ascribed thereto in the Canadian Securities Laws;

“person” shall be broadly interpreted and shall include any individual, corporation, partnership, joint venture, association, trust or other legal entity;

“Purchasers” means the persons (which may include the Agents) who, as purchasers, acquire Common Shares by duly completing, executing and delivering Subscription Agreements and any other required documentation, and permitted assignees or transferees of such persons from time to time;

“Selling Jurisdictions” means the Provinces of Ontario, Alberta and British Columbia and such other provinces in Canada that are agreed to between the Company and the Agents;

“Securities Regulators” means the securities commissions or other securities regulatory authorities in the Selling Jurisdictions or the relevant Selling Jurisdiction as the context so requires;

“Subscription Agreements” means those subscription agreements in the form agreed upon by the Agents and the Company pursuant to which Purchasers agree to subscribe for and purchase the Common Shares herein contemplated, which agreements are accepted by the Company, in whole or in part, and shall include, for greater certainty, all schedules thereto;

“subsidiary” shall have the meaning ascribed thereto in the Canada Business Corporations Act;

“Transfer Agent” means Pacific Corporate Trust Company at its principal offices in the city of Vancouver, British Columbia or such other transfer agent duly appointed by the Company from time to time;

“TSX-VE” means the TSX Venture Exchange;

“to the best of the knowledge of the Company” means to the best of the knowledge of any of the President and Chief Executive Officer or the directors of the Company after due inquiry; and

“Warrant Shares” means the Common Shares issuable upon exercise of the Compensation Warrants, and each, individually, an “Warrant Share”.

TERMS AND CONDITIONS

1.           (a)           Sale on Exempt Basis. The Company understands that the Agents shall offer the Common Shares for sale, on a “private placement” basis, on behalf of the Company to Purchasers resident in the Selling Jurisdictions, and those jurisdictions outside of Canada which are agreed to by the Company and the Agents, provided the sale of the Common Shares to such Purchasers is exempt from any prospectus, offering memorandum or registration statement filing or delivery requirements of applicable securities laws, and is otherwise in compliance with all applicable Canadian Securities Laws and all applicable securities laws of such other jurisdictions.

(b)           Filings. The Company undertakes to file, or cause to be filed, all forms or undertakings required to be filed by the Company in connection with the issue and sale of the Common Shares so that the distribution of the Common Shares may lawfully occur without the necessity of filing a prospectus, a registration statement or an offering memorandum in Canada, or such other jurisdictions where the Common Shares may be lawfully sold, (but on terms that will permit Common Shares acquired by the Purchasers in the Selling Jurisdictions to be sold by such Purchasers at any time in the Selling Jurisdictions subject to, and in compliance with, applicable Canadian Securities Laws), and each of the Agents undertakes to use its commercially reasonable best efforts to cause Purchasers of Common Shares to complete any forms required by Canadian Securities Laws and by the TSX-VE. All fees payable in connection with such filings shall be at the expense of the Company.

(c)           No Offering Memorandum. Neither the Company nor the Agents shall (i) provide to prospective Purchasers any document or other material that would constitute an offering memorandum or future oriented financial information within the meaning of Canadian Securities Laws; or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Common Shares, including but not limited to, causing the sale of the Common Shares to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Common Shares whose attendees have been invited by general solicitation or advertising.

2.           Covenants. The Company hereby covenants to and with each of the Agents and the Purchasers, and their permitted assigns, and acknowledges that each of them is relying on such covenants in connection with the offering for sale and purchase of the Common Shares, as applicable, that the Company shall:

(i)
for a period of one year after the Closing Date, remain a reporting issuer under Canadian Securities Laws in British Columbia and Alberta not in default of any requirement of such Canadian Securities Laws;

(ii)	allow the Agents and their respective representatives the opportunity to conduct all due diligence which the Agents may reasonably require to be conducted prior to the Closing Date;

(iii)
duly execute and deliver the Subscription Agreements, the Common Shares and the Compensation Warrants at the Closing Time, and comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Company;

(iv)	use its reasonable best efforts to fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions set out in paragraph 6;

(v)	ensure that the Common Shares shall, upon issuance in accordance with their terms, be duly issued as fully paid and non-assessable securities in the capital of the Company, and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

(vi)
ensure that the Compensation Warrants shall be duly and validly created, authorized and issued and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement;

(vii)	ensure that at all times prior to the expiry thereof, sufficient Warrant Shares are allotted and reserved for issuance upon the exercise of the Compensation Warrants;

(viii)	ensure that the Common Shares and Warrant Shares to be issued in connection with the Offering are listed and posted for trading on the TSX-VE;

(ix)
for a period of 120 days from the Closing Date, not issue or announce the issuance of any additional securities of the Company without the prior written consent of the Agents, which shall not be unreasonably withheld, except in conjunction with: (i) this Agreement, (ii) the grant or exercise of stock options to or by employees, officers or directors of, or consultants to, the Company and other similar issuances pursuant to the policies of the TSX-VE and other existing share compensation arrangements of the Company as of the date of this Agreement, and (iii) outstanding warrants as of the date of this Agreement; and

(x)	maintain the due appointment of the Transfer Agent.

3.           (a)           Material Changes During Distribution. During the period from the date hereof to the completion of the distribution of the Common Shares, the Company shall:

(i)
promptly notify the Agents (and, if requested by the Agents, confirm such notification in writing) of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company; and

(ii)
promptly, and in any event, within any applicable time limitation, comply with all applicable filing and other requirements under Canadian Securities Laws as a result of such change. The Company shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated or threatened, and financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Agents pursuant to this paragraph 3(a).

(b)           Press Releases. During the period from the date hereof to the completion of the distribution of the Common Shares, subject to applicable law, the Company shall obtain prior approval of the Agents as to the content and form of any press release, such approval not to be unreasonably withheld or delayed. In addition, any press release announcing or otherwise referring to this Offering shall include an appropriate legend on each page as follows: “Not for distribution to U.S. news wire services or dissemination in the United States.”

4.           (a)           Representations and Warranties of the Company. The Company represents and warrants to each of the Agents and to the Purchasers, and acknowledges that each of them is relying upon such representations and warranties in purchasing, or offering for purchase on behalf of the Company, Common Shares, that:

(i)
the Company has been duly continued and is validly existing under the laws of its jurisdiction of continuance, has all requisite corporate power and authority and is duly qualified to carry on its business as now conducted and to own its properties and assets and the Company has all requisite corporate power and authority to carry out its obligations under this Agreement, the Subscription Agreements and the Compensation Warrants;

(ii)	the Company has no subsidiaries;

(iii)
all consents, approvals, permits, authorizations or filings as may be required under Canadian Securities Laws necessary for the execution and delivery of this Agreement, the Subscription Agreements and the Compensation Warrants and the issuance of the Common Shares and the Warrant Shares and the communication of the transaction contemplated hereby, have been made or obtained, as applicable;

(iv)
each of the execution and delivery of this Agreement and the Subscription Agreements, the performance by the Company of its obligations hereunder or thereunder, the issue and sale of the Common Shares, the creation, issuance, execution and delivery of the Compensation Warrants and the issuance of the Warrant Shares, and the consummation of the transactions contemplated in this Agreement, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Company including, without limitation, Canadian Securities Laws; (B) the constating documents, by-laws or resolutions of the Company which are in effect at the date hereof and at the Closing Time; (C) any mortgage, note, indenture, contract, agreement, instrument, lease or other document to which the Company is a party or by which it is bound; or (D) any judgment, decree or order binding the Company or the property or assets of the Company;

(v)
the audited consolidated financial statements of the Company as at and for the year ended April 30, 2002 and unaudited interim consolidated financial statements as at and for the six month period ended October 31, 2002 (collectively, the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Company (on a consolidated basis) as at such dates and results of operations of the Company (on a consolidated basis) for the periods then ended and there has been no change in accounting policies or practices of the Company since April 30, 2002;

(vi)
there has been no adverse change to the Company (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company since April 30, 2002, which has not been generally disclosed to the public and the business of the Company has been carried on in the usual and ordinary course consistent with past practice since April 30, 2002 to the extent that such past practice is consistent with the current business direction of the Company;

(vii)
all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Company have been paid except for where the failure to pay such taxes would not constitute an adverse fact of the Company or result in an adverse change to the Company. All tax returns, declarations, remittances and filings required to be filed by the Company have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no fact or facts have been omitted therefrom which would make any of them misleading except where the failure to file such documents would not constitute an adverse fact of the Company or result in an adverse change to the Company. No examination of any tax return of the Company is, to the best of its knowledge, currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Company, in any case, except where such examinations, issues or disputes would not constitute an adverse fact of the Company or result in an adverse change to the Company;

(viii)
the auditors of the Company who audited the consolidated financial statements of the Company for the year ended April 30, 2002 and who provided their audit report thereon are independent public accountants as required under applicable Canadian Securities Laws;

(ix)	there has never been a reportable disagreement (within the meaning of National Policy No. 31) with the present or former auditors of the Company;

(x)
as at and immediately prior to the Closing Time, except as set forth in Schedule “A” to this Agreement, no holder of outstanding securities of the Company (debt or equity) will be entitled to any pre-emptive or any similar rights to subscribe for any of the Common Shares or other securities of the Company and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Company (debt or equity) are outstanding;

(xi)
there are no pending actions, suits, legal or governmental proceedings or inquiries to which the Company or any of its directors or officers is a party or to which its property is subject that would individually or in the aggregate result in any material adverse change in the operation, business or condition of the Company and to the best knowledge of the Company, no such actions, suits, proceedings or inquiries have been threatened against or are contemplated with respect to the Company, or any of its directors or officers, or its properties;

(xii)
the Company has conducted and is conducting its business in compliance with all applicable laws and regulations of each jurisdiction in which it carries on business (including, without limitation, all applicable Canadian federal, provincial, municipal and local environmental anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including, but not limited to relevant exploration and exploitation permits and concessions) and has not received a notice of non-compliance, or has no knowledge of, or has no reasonable grounds to have knowledge of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a material adverse effect on the Company;

(xiii)
this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(xiv)
upon the execution and delivery thereof, each of the Subscription Agreements and the Compensation Warrants shall constitute a valid and binding obligation of the Company and each shall be enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(xv)
at the Closing Time, all necessary corporate action will have been taken by the Company to: (A) validly issue and allot the Common Shares as fully paid and non-assessable securities in the capital of the Company; (B) validly create, authorize, issue and allot the Compensation Warrants; and (C) allot, reserve and authorize the issuance of Warrant Shares, as fully paid and non-assessable securities in the capital of the Company, upon the due exercise of the Compensation Warrants;

(xvi)
immediately prior to the Closing Time, the authorized capital of the Company consists of an unlimited number of Common Shares of which 19,128,027 Common Shares are issued and outstanding as fully paid and non-assessable;

(xvii)
all information which has been prepared by the Company relating to the Company and its business, property and liabilities and either publicly disclosed or provided to the Agents, including all financial, marketing, sales and operational information provided to the Agents is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information misleading and the Company has not been notified by any regulator applicable to it, or to its business and properties, that any of its publicly disclosed information is not acceptable to such regulator that has not been since updated or corrected to the satisfaction of such regulator and publicly disseminated;

(xviii)
all disclosure filings required to be made by the Company pursuant to the Canadian Securities Laws have been made and such disclosure and filings were true and accurate as at the respective dates thereof, and the Company, has not omitted to disclose changes to any such information such that the information previously disclosed would as a result thereof now constitute a misrepresentation, and has not filed any confidential material change reports and the Company has not been notified by any regulator applicable to it, or to its business and properties, that any of its publicly disclosed information is not acceptable to such regulator that has not been since updated or corrected to the satisfaction of such regulator and publicly disseminated;

(xix)
the Company is in compliance with all laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where such non-compliance would not constitute a material adverse fact of the Company or result in a material adverse change to the Company, and has not and is not engaged in any unfair labour practice;

(xx)
the Company does not have any loans or other indebtedness outstanding which has been made to any of its shareholders, officers, directors or employees, past or present, or any person not dealing at arm’s length with the Company;

(xxi)
the assets of the Company and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Company has not failed to promptly give any notice or present any material claim thereunder;

(xxii)	the Transfer Agent, at its principal office in the City of Vancouver, British Columbia has been duly appointed as transfer agent and registrar in respect of the Common Shares;

(xxiii)
other than the Agents there is no person acting or purporting to act at the request or on behalf of the Company, that is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement;

(xxiv)
to the best of the knowledge of the Company, the Company has full and proper title, free and clear of all defects of title and liens, to the mineral licences, concessions and properties in connection with all of its properties and/or projects, including, but not limited to, the Kirkland Lake Properties, other than royalties payable by the Company as described in the AIF;

(xxv)
the Company is in compliance in all material respects with each license and permit held by it and is not in violation of, or in default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including, without limitation, “Environmental Laws" as defined below) of any governmental entities, regulatory agencies or bodies having asserting or claiming jurisdiction over it or over any part of its operations or assets;

(xxvi)
the Company (A) is in material compliance with any and all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business (C) is in material compliance with all terms and conditions of any such permit, license or approval, (D) there have been no past, and there are no pending or threatened claims, complaints, notices or requests for information received by the Company with respect to any alleged violation of any Environmental Law; and (E) no conditions exist at, on or under any property now or previously owned, operated or leased by the Company which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental law that, individually or in the aggregate, has or may reasonably be expected to have, a material adverse effect on the Company or its business;

(xxvii)
as required pursuant to Multilateral Instrument 45-102-Resale of Securities (“Rule 45-102”) the AIF is a “current AIF” as defined pursuant to Rule 45-102 in the proper form as required pursuant to Rule 45-102, which has been filed in at least one of the jurisdictions listed in Appendix B of Rule 45-102 and containing audited financial statements for the Company’s most recently completed financial year;

(xxviii)	the Company has not made any loans to, or guaranteed the obligations of, any person;

(xxix)	the Company is not aware of any agreements, arrangements or understandings among or between any shareholders of the Company with respect to the Company or the voting or disposition of Common Shares;

(xxx)	all of the Company’s issued and outstanding Common Shares and Common Shares reserved or allotted for issuance are listed and posted for trading on the TSX-VE;

(xxxi)
the Company has not, directly or indirectly, declared or paid any dividend or declared or made any other distributions in respect of its Common Shares or redeemed, purchased or otherwise acquired any of its Common Shares or agreed to any of the foregoing;

(xxxii)
no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase or acquisition from the Company of any of its undertaking, property or assets;

(xxxiii)
the Company has not committed an act of bankruptcy nor is it insolvent, proposed a compromise or arrangement to its creditors generally, had a petition for a receiving order in bankruptcy filed against it, made a voluntary assignment in bankruptcy, taken any proceedings with respect to a compromise or arrangement, taken any proceedings to have itself declared bankrupt, wound-up or dissolved, taken any proceedings to have a receiver appointed to any of its property or had any execution or distress become enforceable or become levied upon any of its properties;

(xxxiv)	the form of certificate representing the Common Shares is in proper form under the laws of the jurisdiction of the Company and does not conflict with the Company’s constating documents and by-laws;

(xxxv)
the Company is the legal and beneficial owner of, has good and marketable title to, and possesses all of the assets material to its business free and clear of any encumbrances (other than leased equipment used in the ordinary course of business);

(xxxvi)	the Company’s equipment is adequate and sufficient for the conduct of the business of the Company as presently conducted;

(xxxvii)
to the best of the knowledge of the Company, none of the directors, officers or principal shareholders of the Company (or such shareholders’ respective principals) is or has ever been subject to any regulatory or criminal investigation or proceeding or bankruptcy proceeding, in Canada or elsewhere;

(xxxviii)
none of the principal shareholders, directors, officers, partners, employees of, or consultants to, the Company, or any associate or affiliate of any of the foregoing, had or has any material interest, direct or indirect, in any transaction or any proposed transaction with the Company except as publicly disclosed;

(xxxix)
(A) the Company does not own any real property (“Real Property”) other than, and the only premises which the Company occupies as tenant or otherwise (the “Material Leased Premises”) are those, as listed in Schedule “B” attached to this Agreement, which is hereby incorporated by reference. The Company occupies the Real Property and the Material Leased Premises and, to the best of the Company’s knowledge, it has the exclusive right to occupy and use the Real Property and Material Leased Premises, and each of the leases pursuant to which the Material Leased Premises are occupied is in good standing and in full force and effect and the Company is not in default of any covenants, conditions or obligations contained therein; (B) the Company has not entered into any sublease, license or other agreement granting to any person any right to the possession, use, occupancy or enjoyment of the Real Property and the Material Leased Premises or any portion thereof other than as indicated in Schedule “B”; (C) the Real Property and the Material Leased Premises are, to the best of the Company’s knowledge, in compliance with the requirements of all insurance companies who have policies covering the Real Property and the Material Leased Premises; and (D) all permits, approvals and authorizations from all insurance companies and fire rating organizations required to have been issued to the Company to enable the Real Property and the Material Leased Premises to be lawfully occupied and used by the Company are in full force and effect;

(xxxx)
the computer systems owned or leased by the Company, including hardware and software, are, to the best of the Company’s knowledge, free from viruses and similar disabling devices and the Company has taken all necessary steps to ensure that such systems are free from viruses and similar disabling devices that may be used to access, modify, delete, damage or disable such systems;

(xxxxi)
the Company has no reason to believe and there is no indication that the Company’s business relationship with its principal customers, suppliers and project and/or joint venture partners and/or participants will terminate in the next twelve months;

(xxxxii)
the Company is not a party to or bound by any agreement, instrument or commitment, written or oral, which restricts or limits the right of the Company to carry on or compete in any business or activity, or to solicit business from any person or in any geographical area or otherwise;

(xxxxiii)
the proceeds of the Offering shall be used by the Company for ongoing development of the Company’s mines in the Kirkland Lake mining district of Ontario, for resource delineation, for working capital purposes and for no other purpose; and

(xxxxiv)	the Company is a “qualifying issuer” (as such term is defined in Rule 45-102).

          (b)           Representations, Warranties and Covenants of the Agents. Each of the Agents hereby represents, warrants and covenants to the Company, and acknowledges that the Company is relying upon such representations, warranties and covenants, that:

(i)
in respect of the offer and sale of the Common Shares, the Agents will comply with all Canadian Securities Laws and all applicable laws of the jurisdictions outside of Canada in which the Agents offer the Common Shares for sale on the Company’s behalf;

(ii)
the Agents and their respective representatives have not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Common Shares in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio or television or otherwise or conducted any seminar or meeting concerning the offer or sale of the Common Shares whose attendees have been invited by any general solicitation or general advertising; and

(iii)
the Agents have not and will not solicit offers to purchase or sell the Common Shares so as to require the filing of a prospectus, registration statement or offering memorandum with respect thereto or the provision of a contractual right of action (as defined in Ontario Securities Commission Rule 14-501) under the laws of any jurisdiction including, without limitation, the United States of America or any state thereof.

5.           Closing Deliveries. The purchase and sale of the Common Shares shall be completed at the Closing Time at the offices of the Agent's solicitors, Cassels Brock & Blackwell LLP, Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2, or at such other place as the Agents and the Company may agree upon. At or prior to the Closing Time, the Company shall, subject to the provisions of Section 6 of this Agreement, duly and validly deliver to the Agents certificates in definitive form representing the Common Shares in the names of such Purchasers or as indicated in their respective Subscription Agreements, against payment at the direction of the Company of the subscription price therefor, in lawful money of Canada by certified cheque or bank draft payable at par in the City of Toronto. The Agents and the Company may discharge their payment obligations under this paragraph 5 by delivery of certified cheques or bank drafts from the Agents to the Company equal to the aggregate purchase price for the Common Shares less: (i) the Commission; and (ii) the reasonable out-of-pocket costs and expenses of the Agents, including the reasonable fees and disbursements of counsel to the Agents (to a maximum of $25,000 plus taxes and disbursements).

6.           Closing Conditions. Each Purchaser’s obligation to purchase the Common Shares at the

Closing Time shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

(a)
the Agents shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer and the Vice President, Corporate Development of the Company, or such other officers of the Company as the Agents may agree, certifying for and on behalf of the Company, to the best of their knowledge, information and belief, that:

(i)
no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company (including the Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened by any regulatory authority;

(ii)	the Company has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

(iii)
the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(b)
the Agents shall have received at the Closing Time certificates dated the Closing Date, signed by appropriate officers of the Company addressed to the Agents and their counsel, with respect to the articles and by-laws of the Company, all resolutions of the Company’s board of directors relating to this Agreement and the transactions contemplated hereby and thereby, the incumbency and specimen signatures of signing officers of the Company and such other matters as the Agents may request;

(c)
the Agents shall have received at the Closing Time, evidence that all requisite approvals, consents and acceptances of the directors, the shareholders, the appropriate regulatory authorities and the TSX-VE required to be made or obtained by the Company in order to complete the Offering have been obtained by the Company on terms acceptable to the Agents;

(d)
the Subscription Agreements, the Compensation Warrants and the certificates representing the Common Shares shall have been executed and delivered by the parties thereto in form and substance satisfactory to the Agents and their counsel, acting reasonably;

(e)	the Company shall be a "qualifying issuer" (as such term is defined in Rule 45-102);

(f)	the Common Shares and the Warrant Shares shall have been conditionally approved for listing and posting on the TSX-VE;

(g)
the Agents shall have received favourable legal opinions addressed to the Agents, the Purchasers and the Agents’ counsel, in form and substance satisfactory to the Agents’ counsel, dated the Closing Date, from O'Neill & Company, counsel for the Company and where appropriate, counsel in the other Selling Jurisdictions, which counsel in turn may rely, as to matters of fact, on certificates of auditors, public officials and officers of the Company, with respect to the following matters:

(i)
as to the incorporation and subsistence of the Company under the laws of Canada and as to the corporate power of the Company to carry out its obligations under this Agreement and the Subscription Agreements, and to issue the Common Shares, the Compensation Warrants and the Warrant Shares;

(ii)	as to the authorized and issued capital of the Company;

(iii)	the Company has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and to own its properties and assets;

(iv)
none of the execution and delivery of this Agreement, the Subscription Agreements, the performance by the Company of its obligations hereunder and thereunder, or the sale or issuance of the Common Shares, the Compensation Warrants and the Warrant Shares will conflict with or result in any breach of the constating documents or by-laws of the Company, or any law, contract, instrument or agreement to which the Company is otherwise bound;

(v)
each of this Agreement, the Subscription Agreements and the Compensation Warrants have been duly authorized and executed and delivered by the Company, and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

(vi)
all necessary corporate action has been taken by the Company to authorize the issuance and sale of the Common Shares, and the Common Shares have been validly issued as fully paid and non-assessable securities in the capital of the Company;

(vii)	the Compensation Warrants have been duly and validly created and issued;

(viii)
the Warrant Shares have been reserved, authorized and allotted for issuance to the Agents and, upon the due exercise of the Compensation Warrants in accordance with the provisions thereof, will be validly issued as fully paid and non-assessable securities in the capital of the Company;

(ix)
the issuance and sale by the Company of the Common Shares to the Purchasers and the issuance by the Company of the Compensation Warrants to the Agents are exempt from the prospectus and registration requirements of applicable Canadian

Securities Laws and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws to permit such issuance and sale;

(x)
the issuance of the Warrant Shares upon the due exercise of the Compensation Warrants is exempt from the prospectus and registration requirements of applicable Canadian Securities Laws subject to certain provisos and specified resale restrictions;

(xi)
no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Common Shares provided the Common Shares have been held for the period of four months following the Closing Date, subject to the usual qualifications.

(xii)
no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Warrant Shares, provided the Compensation Warrants and/or Warrant Shares have been held for a period of four months following the date of issuance of the Compensation Warrants, subject to the usual qualifications.
(xiii) the Company is a "qualifying issuer" (as defined in Rule 45-102);

(xiv) the Common Shares and the Warrant Shares have been conditionally approved for listing on the TSX-VE;

(xv) the Transfer Agent has been duly and properly appointed by the Company as the registrar and transfer agent of the Common Shares; and

(xvi) such other matters as the Agents’ legal counsel may reasonably request prior to the Closing Time;

(h)	the Agents shall have received a certificate of compliance or similar certificate with respect to the jurisdiction in which the Company is incorporated;

(i)	the Agents shall, in their sole discretion, be satisfied with its due diligence review with respect to the business, assets, financial condition, affairs and prospects of the Company;

(j)	the Agents shall have received certificates as to reporting issuer status from the Securities Regulators in the Selling Jurisdictions; and

(k)	such other matters as the Agents or their counsel may reasonably require.

7.           Rights of Termination

(a)           Due Diligence Out. In the event that the due diligence investigations performed by the Agents and/or their representatives reveal any material information or fact not generally known to the public which might, in the Agents’ sole opinion, affect the market price of the Company’s Common Shares, quality of the investment or marketability of the Offering, the Agents shall be entitled, at their sole option and in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company any time prior to the Closing Time.

(b)           Litigation Out. If any inquiry, action, suit, investigation or proceeding, whether formal or informal, (including matters of regulatory transgression or unlawful conduct) is commenced, announced or threatened in relation to the Company or any of the officers or directors of the Company or any of its principal securityholders, the Agents shall be entitled, at their sole option and in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company any time prior to the Closing Time.

(c)           Disaster Out. In the event that prior to the Closing Time, there should develop, occur or come into effect any event of any nature, including without limitation, terrorism, accident, a new or change in any governmental law or regulation, or other condition or major financial occurrence of national or international consequence, which, in the sole opinion of the Agents, adversely affects, or may adversely affect, the financial markets generally or the business, operations, affairs or profitability of the Company, or on the market price or value of the Common Shares, the Agents shall be entitled at their sole option, in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(d)           Change in Material Fact. In the event that prior to the Closing Time, the Agents or the Agents’ representatives, through their due diligence investigations, or otherwise discover or there should occur a material change or a change in any material fact or new material fact shall arise, which, in the sole opinion of the Agents, has or could be expected to have an adverse change or adverse effect on the business, affairs or profitability of the Company or on the market price or value of the Common Shares, the Agents shall be entitled, at their sole option, in accordance with subparagraph 7(h), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(e)           Market Out. In the event that prior to the Closing Time, the state of the Canadian, United States or international financial markets is such that, in the sole opinion of the Agents, the Common Shares cannot be profitably marketed, the Agents shall be entitled at their sole option, in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by it to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(f)           Non-Compliance With Conditions. The Company agrees that all terms, conditions and covenants in this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by the Company, that it will use its best efforts to cause such conditions to be complied with, and any breach or failure by the Company to comply with any of such conditions or in the event that any representation or warranty given by the Company becomes false and is not rectified as at the Closing Time, shall entitle the Agents, at their option, in accordance with subparagraph 7(h), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company at or prior to the Closing Time. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to its rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if the same is in writing and signed by the Agents.

(g)           Cease Trade Order. In the event that any order to cease trading in securities of the Company is made or threatened by a Securities Regulator, which, in the sole opinion of the Agents, operates or could operate to prevent or restrict trading in or distribution of the Common Shares in any of the Selling Jurisdictions, the Agents shall be entitled, at their option, in accordance with subparagraph 7(h) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase Common Shares) by written notice to that effect given to the Company prior to the Closing Time.

(h)           Exercise of Termination Rights. The rights of termination contained in subparagraphs 7(a), (b), (c), (d), (e), (f) and (g) may be exercised by the Agents and are in addition to any other rights or remedies the Agents may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination by the Agents, there shall be no further liability on the part of the Agents to the Company or on the part of the Company to the Agents except in respect of any liability which may have arisen or may arise after such termination in respect of acts or omissions prior to such termination under paragraphs 8 and 10.

8.           Expenses. Whether or not the sale of the Common Shares shall be completed, the Company will pay all expenses and fees in connection with the Offering, including, without limitation, all expenses of or incidental to the issue, sale or distribution of the Common Shares; the fees and expenses of the Company's counsel; all costs incurred in connection with the preparation of documents relating to the Offering; and all reasonable expenses and fees incurred by the Agents, which shall include the reasonable fees (including G.S.T.) and disbursements of the Agents’ counsel (to a maximum of $25,000 plus taxes and disbursements). All reasonable fees and expenses incurred by the Agents or on its behalf shall be payable by the Company immediately upon receiving an invoice therefor from the Agents, and may be deducted from the gross proceeds payable to the Company at the Closing Time. Notwithstanding the foregoing, the fees and expenses of the Agents shall not be payable by the Company in the event that the Offering is not completed due to the material default by the Agents of their obligations under this Agreement. For greater certainty, the inability of the Agents to sell the Common Shares on behalf of the Company shall not be considered a default of the Agents pursuant to the terms of this Agreement.

9.           Survival of Representations and Warranties. All terms, warranties, representations, covenants and agreements herein contained or contained in any documents submitted pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase and sale of the Common Shares and continue in full force and effect for the benefit of the Agents and Purchasers and shall not be limited or prejudiced by any investigation made by or on behalf of the Agents in connection with the purchase and sale of the Common Shares.

10.           (a)           Indemnity. The Company hereby agrees to indemnify and hold harmless the Agents, the syndicate of registered dealers formed by the Agents and/or any of their respective affiliates (collectively, the "Affiliates") and their respective directors, officers, employees and shareholders of the Agents and/or Affiliates (hereinafter collectively referred to as the "Personnel") to the full extent lawful, from and against any actions or claims (collectively “Claims”), including actions by shareholders, and all related damages, liabilities and losses, other than lost profits or remuneration or other costs of personnel, and including any reasonable amount paid with the consent of the Company, not to be unreasonably withheld, to settle a Claim, related or arising out of the engagement of the Agents in connection with the Offering, and will reimburse the Agents, Affiliates and Personnel hereunder for all expenses (other than remuneration or other costs of personnel, or expenses in the nature of overhead but including the fees of counsel to the Agents on a solicitor and client basis as set forth below) reasonably incurred by the Agents, Affiliates and Personnel in connection with investigating, preparing or defending any such Claim, whether or not in connection with pending or threatened litigation to which any of the Agents, Affiliates or Personnel is a party. The Company will not be responsible for any Claims or expenses associate therewith which are finally judicially determined to have resulted from the wilful misconduct, bad faith or gross negligence of any of the Agents, Affiliates or Personnel. The Company also agrees that neither the Agents, Affiliates, Personnel, agent of any of the Agents, Affiliates or Personnel, nor any person controlling the Agents, Affiliates or Personnel shall have any liability to the Company for or in connection with such the engagement of the Agents except as a result of the wilful misconduct, bad faith or gross negligence of the Agents, Affiliates or Personnel. This indemnity shall be in addition to any rights that the Agents, Affiliates or Personnel may have at common law or otherwise.

Promptly after receipt by the Agents, Affiliates or Personnel of notice of or the communication of any Claim or of any fact which reasonably might give rise to any Claim, the Agents, Affiliates or Personnel shall notify the Company in writing of such Claim or facts and the Company shall assume the investigation and defence or contestation thereof and shall employ counsel satisfactory to the Agents, acting reasonably, and neither the Agents, Affiliates nor Personnel shall incur any expense as regards such Claim or facts, including any investigation for which the Company would be liable to indemnify without the Company’s prior written consent which shall not be unreasonably withheld. Notwithstanding the above, the Agents shall be entitled to employ counsel separate from counsel to the Company or to any other party in such action if the Agents, acting reasonably, determine that a conflict of interest exists which makes representation by counsel chose by the Company not advisable or that it is likely that such a conflict of interest will develop.

The Company shall not be obliged in any event to pay, as regards any particular Claim or series or related Claims, the fees and disbursements of more than one counsel in addition to those of its own counsel.

The Agents shall use their reasonable efforts to co-operate fully with the Company in the investigation and defence of any Claim or potential Claim and to cause any other indemnified party to so cooperate.

(b)           Right of Indemnity in Favour of Others. With respect to any party who may be indemnified by paragraph 10(a) above and is not a party to this Agreement, the Agents shall obtain and hold the rights and benefits of this paragraph 10 in trust for and on behalf of such Indemnified Party.

11.           Advertisements. The Company acknowledges that the Agents shall have the right, subject always to clauses 1(a) and (c) of this Agreement, at its own expense, to place such advertisement or advertisements relating to the sale of the Common Shares contemplated herein as the Agents may consider desirable or appropriate and as may be permitted by applicable law. The Company and the Agents each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration requirements of applicable securities legislation in any of the provinces of Canada or any other jurisdiction in which the Common Shares shall be offered or sold being unavailable in respect of the sale of the Common Shares to prospective purchasers.

12.           Compensation Warrants. As additional consideration for the Agents’ services hereunder, the Company hereby irrevocably and unconditionally agrees to issue to the Agents compensation warrants (the “Compensation Warrants”) for no additional consideration, being exercisable to acquire, in the aggregate, that number of Warrant Shares equal to 15% of the number of Common Shares sold pursuant to the Offering at a price of $2.05 per Warrant Share for a period of 18 months following the Closing Date, subject to adjustment in accordance with their terms. The Compensation Warrants may be exercised by the Agents at any time in whole, or from time to time in part, from the time granted until their expiry upon delivering written notice to the Company together with a certified cheque or bank draft representing the subscription price for the applicable number of Warrant Shares.

13.           Right of First Refusal. The Agents shall have a right of first refusal to lead any and all equity and/or debt financings proposed by the Company during the period commencing from the date hereof and ending on the date that is 30 months following December 9, 2002. The Company shall give the Agents written notice of any such financings it proposes to undertake setting forth the terms thereof. The Agents shall have a period of seven calendar days from the date on which notice is provided by the Company to the Agents within which to give written notice (the “ROFR Notice”) to the Company that they will exercise the right of first refusal to lead the proposed financing on terms, which are no less favourable. In the event that one of the Agents determines not to exercise their right of first refusal, the entire right of first refusal shall be exercisable by the other Agent by delivery of the ROFR Notice within the required time period. If the Agents do not give the ROFR Notice exercising their right of first refusal within such period, or advise the Company that they will not exercise their right of first refusal, the Company shall be entitled to pursue the financing on substantially the same terms set forth in the written notice to the Agents, provided that if such financing is not completed within a 120-day period following the date on which the Company gives the written notice prescribed herein to the Agents, the right of first refusal shall apply again in respect of such proposed financing.

14.           Notices. Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “notice”) shall be in writing addressed as follows:

(a)	If to the Company, to it at:

Kirkland Lake Gold Inc.
Macassa Mine
Kirkland Lake, Ontario
P2N 3J7

Attention: Brian Hinchcliffe
Telecopier: (705) 568-6444

with a copy to:

O'Neill & Company
Suite 1880 Royal Centre
1055 West Georgia Street
Vancouver, British Columbia V6E 3P3

Attention: Michael F. Provenzano
Telecopier: (604) 687-6650

(b)	If to the Agents, to:

Octagon Capital Corporation
181 University Avenue, Suite 400
Toronto, Ontario

Attention: Oliver Meixner
Telecopier: (416) 368-1982

Fahnestock Canada Inc.
The Exchange Tower
130 King Street West, Suite 3690
Toronto, Ontario M5X 1C7

Attention: Dennis Wing
Telecopier: (416) 869-8650

with a copy to:

Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, ON M5H 3C2

Attention: John Vettese
Telecopier: (416) 350-6930

or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

15.           Time of the Essence. Time shall, in all respects, be of the essence hereof.

16.           Canadian Dollars. All references herein to dollar amounts are to lawful money of Canada.

17.           Headings. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

18.           Singular and Plural, etc. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

19.           Entire Agreement. This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings, including, without limitation, the engagement letter effective as of December 9, 2002. This Agreement may be amended or modified in any respect by written instrument only.

20.           Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

21.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

22.           Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, the Agents and the Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

23.           Further Assurances. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

24.           Effective Date. This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

25.           Language. The parties hereby acknowledge that they have expressly required this Agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. Les parties reconnaissent avoir expressment demandées que la présente Convention ainsi que tont avis, tout étnt de compte et tout autre document a être ou pouvant etre donné ou conclu en vertu des dispositions des présentes, soient rédigés en langue anglaise seulement.

[INTENTIONALLY BLANK]

26.           Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signature, each of which so executed shall constitute an original and all of which when taken together shall form one and the same agreement.

If the Company is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Agents.

Yours very truly,

OCTAGON CAPITAL CORPORATION

Per: ______________________________
                 Authorized Signing Officer

FAHNESTOCK CANADA INC.

Per: ______________________________
                 Authorized Signing Officer

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of December ______, 2002.

KIRKLAND LAKE GOLD INC.

Per: ______________________________
                 Authorized Signing Officer

SCHEDULE “A”

DETAILS OF OUTSTANDING CONVERTIBLE SECURITIES

KIRKLAND LAKE GOLD INC.

December 23, 2002

Number of Shares
Current issued and outstanding shares:	19,128,027
Stock Options: 350,000 @ $1.10 each expiring March 27, 2006 520,000 @ $1.35 each expiring October 3, 2006 60,500 @ $1.35 each expiring February 6, 2007 160,000 @ $1.60 each expiring April 11, 2007 20,000 @ $1.85 each expiring December 29, 2002* 35,000 @ $1.96 each expiring February 28, 2003* 75,000 @ $2.05 each expiring May 22, 2007 35,000 @ $2.45 each expiring June 7, 2003* *subject provisions in Services Contracts	1,255,500
Share Purchase Warrants: 800,000@$1.55 each expiring December 12, 2003 1,416,212@$1.55 each expiring December 14, 2003 750,000@$1.60 each expiring March 5, 2004	2,966,212
Broker Warrants: 60,000 @ $1.30 each expiring December 12, 2003 330,000 @ $1.30 each expiring December 14, 2003	390,000
Special Warrants: 125,000 @ a deemed price of $2.05 each expiring June 11, 2012	125,000
Convertible Loan: $2,500,000 @ a deemed price of $4.00 per share maturing June 11, 2003 plus interest convertible at higher of market or $4.00 per share	625,000
Agent’s Compensation Option: 100,000 @ $2.35 expiring June 21, 2004	100,000
FULLY DILUTED SHARES: Excluding conversion of interest	24,589,739

SCHEDULE “B”

DETAILS OF OWNED AND MATERIAL LEASED PREMISES

See attached.